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Press Release     Contact:   John A. Feenan          Media: David E. Bright
                             610 859-3081                   212 230-0488


                  FOR IMMEDIATE RELEASE

                   FOAMEX INTERNATIONAL INC. UPDATES PRELIMINARY INFORMATION
                                       OF MARCH 16, 1999
                  ------------------------------------------------------------

                     Fiscal 1998 EBITDA Expected to Be Approximately $105.0
                     Million Versus Prior Estimate of Approximately $125.0
                                            Million
                         ---------------------------------------------

                  LINWOOD, PENNSYLVANIA, April 16, 1999 - Foamex International Inc. (Nasdaq: FMXI) today provided an update on financial information for the fourth quarter and year-ended December 31, 1998, subject to completion of the audit process by PricewaterhouseCoopers L.L.P., the Company's independent auditors. The information provided today supplements the preliminary unaudited financial information provided on March 16, 1999. The Company stated that final audited results could differ and added that the filing of the Form 10-K for fiscal year 1998 for the Company and its subsidiaries will occur upon completion of the audit.
                        The Company expects to complete the audit as soon as
                  possible and is reviewing the possibility that actions taken in the fourth quarter may result in restating the three prior quarters of 1998.
                        The Company expects EBITDA to be approximately $105.0
                  million in fiscal year 1998 versus a previous preliminary estimate of $125.0


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                  million. The Company had EBITDA of $98.2
                  million in fiscal year 1997.
                        The Company expects to have negative EBITDA of
                  approximately $23.0 million in the fourth quarter of 1998 versus a previous preliminary estimate of negative $3.5 million. The Company had EBITDA of $4.1 million in the fourth quarter of 1997.

                                     -more-
    Foamex expects to report final results for the fourth quarter and fiscal year 1998 during the week of April 19th and intends to hold a conference call for the financial community thereafter.
    The Company's subsidiaries amended their credit agreements in March 1999 to, among other things, adjust financial covenants taking into account preliminary estimates of operating results for the fourth quarter of 1998. Based on the information available today, the Company's subsidiaries are no longer in compliance with such amended covenants, and the Company's subsidiaries have each obtained a waiver through May 5, 1999 of such financial covenants in order to enable them to negotiate further amendments. The Company has commenced discussions with its lenders to amend these covenants in its credit agreements. However, there can be no assurance that the Company will be able to obtain the necessary amendments.
    The Company may be required to reclassify its bank debt and senior subordinated notes from long-term debt to current liabilities. If, however, the Company is able to amend the relevant covenants in its bank agreements, it may be able to reclassify the liabilities as long-term debt. However, there can be no assurance that the Company will be able to obtain the necessary amendments. In addition, the Company may need to incur a non-cash book write-off of certain deferred tax assets of the Company totaling approximately $65.0 million, which would be reflected as additional income tax expense during 1998. The Company emphasized that these deferred tax assets would still be available to reduce future taxable income.
    Jack Johnson, President and Chief Executive Officer, who joined the Company on March 16, 1999 said, "The Board of Directors and management are committed to completing the 1998 audit as soon as possible. Since joining Foamex a month ago, I've concluded that we have a base of dedicated employees focused on leveraging our leading market position. We look forward to the continued support of our employees, as well as that of our customers, suppliers and lenders. I believe that this Company is viable and potentially far more profitable than it has been in recent history."
    This press release contains forward-looking information, and actual results may materially vary from those expressed or implied herein. Factors that could affect these results include those mentioned in the Company's Form 10-K/ A-2 for fiscal year 1997 filed with the Securities and Exchange Commission.
    Foamex, headquartered in Linwood, PA, manufactures and markets flexible polyurethane and advanced polymer foam products in North America.
    For more information about Foamex, visit its web site at http:\\www.foamex.com.
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